[United Bankshares, Inc. News Release Letterhead]

FROM:      United Bankshares, Inc.                FOR IMMEDIATE RELEASE
           514 Market Street
           Parkersburg, WV  26101

CONTACT:   Steven E. Wilson                       DATE: September 11, 1997
           Executive Vice President
           and Chief Financial Officer
           (304) 424-8800



                            UNITED BANKSHARES, INC.
                                 TO MERGE WITH
                         GEORGE MASON BANKSHARES, INC.

         United Bankshares, Inc. (UBSI), a $2.5 billion bank holding company headquartered in West Virginia, and George Mason Bankshares, Inc. (GMBS), announced an agreement for the merger of the two companies. George Mason, with $963 million in assets and 22 full service offices located throughout northern Virginia, Washington, D.C., and Montgomery County, Maryland, is a Virginia bank holding company headquartered in Fairfax, Virginia. United becomes the largest banking company headquartered in West Virginia based on pro forma market capitalization.

         The agreement will be structured as a pooling of interests and will provide for a tax-free exchange of 0.85 share of United common stock for each common share of George Mason. Based on United's September 10th closing stock price, the transaction would have a value of approximately $38.68 per share, or an aggregate consideration of $215 million based on George Mason's 5.55 million common shares and options outstanding.

                         [United Bankshares, Inc. Logo]


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United Bankshares, Inc. to Merge...
September 11, 1997
Page Two

         The dividend to George Mason shareholders based upon United's current dividend would be $1.15 or a 105% increase.

         George Mason President and Chief Executive Officer, Bernard H. Clineburg, said, "George Mason is joining a shareholder-driven company with a strong track record of performance. We are excited to be a part of the United team." Clineburg will become the President of United Bankshares and Chairman and CEO of United's Virginia banking entity. Also, George Mason will be represented by five members on the United Bankshares Board of Directors.

         Richard M. Adams, Chairman and Chief Executive Officer of United, said, "George Mason's franchise, along with United's recent acquisition of First Patriot Bankshares Corporation, significantly enhances United's market share. United will be a major bank in northern Virginia with assets over $1.3 billion. We expect the transaction to be nondilutive to earnings per share and should significantly enhance our franchise value."

         Following completion of the proposed merger with George Mason, United will have consolidated assets of over $3.5 billion with 74 full service offices in West Virginia, Virginia, Maryland and Washington, D.C. As part of the merger, George Mason Bank, the subsidiary bank of George Mason, will be merged with United Bank, United's Virginia banking subsidiary. The proposed merger is expected to close by the first quarter of 1998.

         George Mason has issued a stock option to United that allows United to purchase up to 19.9% of George Mason's common shares under certain circumstances.

         United Bankshares and George Mason stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbols "UBSI" and "GMBS", respectively.